EX-99.(s)


                                POWER OF ATTORNEY

      I, Ashish Bhutani, the undersigned Director of The Lazard Funds, Inc., Lazard Retirement Series, Inc., Lazard Global Total Return and Income Fund, Inc. and Lazard World Dividend & Income Fund, Inc. (the "Funds"), hereby authorize Nathan A. Paul, as attorney-in-fact, to sign on my behalf in the capacity indicated in each of the Registration Statements or amendments thereto (including post-effective amendments) for each of the Funds and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.




By:  /s/ Ashish Bhutani
     ---------------------------
     Name:  Ashish Bhutani
     Title: Director


Dated as of August 31, 2005